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                       [MHM SERVICES, INC. LETTERHEAD]



FOR IMMEDIATE RELEASE

Contact      Michael S. Pinkert
             President and Chief Executive Officer
             703-749-4610





             TWO DIRECTORS RESIGN FROM BOARD OF MHM SERVICES, INC.


Vienna Virginia, Jan 14, 1997--MHM Services, Inc. (AMEX;MHM) said that two Company directors--H. Scott Miller and Michael F. Sandler--have resigned from the Board of Directors effective Jan. 10.

The Company anticipates replacing these directors in the near future.

The Company said Mr. Miller is a Director of MEDIQ Incorporated (AMEX:MED) and Mr. Sandler is an officer and Director of MEDIQ. MHM was formerly a wholly-owned subsidiary of MEDIQ, before being spun off to MEDIQ shareholders in August 1993.

In its recently filed Form 10-K, MHM reported that it is reviewing with counsel the validity of its $11.5 million promissory note to MEDIQ due in 1998.

MHM also said it currently does not meet the financial guidelines for continued listing on the American Stock Exchange.

MHM Service, Inc., based in Vienna, Virginia, provides sub-acute medical and behavioral health services via practice management of non-physician medical specialties. The Company serves 655 extended care facilities, nursing homes, assisted living centers, other adult community living institutions and schools in 10 states and is a leader in the privatization of programs to underserved populations and beneficiaries of public funds. Services provided include behavioral healthcare, podiatry, optometry and dentistry.

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